Exhibit 99.2

FOR IMMEDIATE RELEASE
CONTACT:	James E. Skinner
Executive Vice President, Chief
Operating Officer and Chief
Financial Officer
(214) 757-2954

Stacie Shirley
Senior Vice President — Finance and
Treasurer (214) 757-2967

Neiman Marcus Announces Senior Note Tender Offer
Offer is a Component of Previously Announced Refinancing Plan

DALLAS, Texas, April 21, 2011 — The Neiman Marcus Group, Inc. (“Neiman Marcus” or the “Company”) announced today that it has launched a tender offer and consent solicitation in respect of its 9% / 9 ¾% Senior Notes due 2015 (the “senior notes”).  The tender offer and consent solicitation are part of the Company’s previously announced refinancing plan.

Pursuant to the tender offer and consent solicitation, the Company is offering to purchase any and all of the senior notes for cash, and is soliciting consents to amend certain terms of the senior notes and the related indenture.  Approximately $752.4 million principal amount of the senior notes are currently outstanding.  If the tender offer is successfully completed, the Company intends to call for redemption all senior notes that remain outstanding thereafter.

Holders of senior notes that are accepted for purchase will receive total consideration of $1,050.00 per $1,000 principal amount of senior notes accepted, which includes $1,020.00 as the purchase price and $30 as a consent payment, if their senior notes are validly tendered prior to 5:00 P.M., New York City time, on May 4, 2011 (subject to extension at the Company’s option).  Holders of senior notes that are validly tendered after that time and on or prior to the expiration date will receive only the purchase price, and not the consent payment, for their senior notes.  Accrued interest up to, but not including, the payment date will be paid in cash on all senior notes that are accepted for purchase.

The tender offer and consent solicitation are contingent on the satisfaction of conditions including the amendment and restatement, on terms and conditions satisfactory to the Company, of the Company’s existing senior secured term loan facility, to provide for borrowings in an amount of not less than $2,060 million and the valid tender of a majority in principal amount of the outstanding senior notes.  The Company expects to fund the tender offer and consent solicitation from incremental borrowings under the amended and restated term loan facility together with cash on hand.

The tender offer and consent solicitation are scheduled to expire at 12:00 midnight, New York City time, on May 18, 2011(subject to extension at the Company’s option). Tendered senior notes may be withdrawn until the withdrawal deadline, which will be the earlier of (1) the time and date that a supplemental indenture implementing the amendments approved by the consents is executed (which is expected to occur shortly after the requisite consents are received) and (2) 5:00 P.M., New York City time, on May 4, 2011(subject to extension at the Company’s option).  Tendered senior notes may not be withdrawn thereafter unless required by law.

Payment for senior notes validly tendered and not validly withdrawn on or prior to the consent time and accepted for purchase will be made following the consent time.  Payment for senior notes validly tendered and not validly withdrawn after the consent time and on or prior to the expiration date, and accepted for purchase, will be made promptly after the expiration date.

Holders may not tender their senior notes in the tender offer without delivering their consents to the proposed amendments, and holders may not deliver their consents to the proposed amendments without tendering their senior notes pursuant to the tender offer.  If the consent solicitation succeeds and the amendments it proposes are adopted, substantially all of the restrictive covenants, and certain events of default, contained in the senior notes and the related indenture would be eliminated.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal from the Information Agent for the tender offer and solicitation, Global Bondholder Services Corporation, at (866) 470-3700 (toll free) or (212) 430-3774.

Credit Suisse is the Dealer Manager and Solicitation Agent for the tender offer and solicitation.  Questions regarding the tender offer and solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-5912 (collect).

Neither the Company, the Dealer Manager and Solicitation Agent, the Information Agent nor any other person makes any recommendation as to whether holders of senior notes should tender their senior notes or deliver the related consents, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and the solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.  Holders are urged to read the Offer to Purchase and Consent Solicitation Statement and related documents carefully before making any decision with respect to the tender offer and solicitation.  Holders of senior notes must make their own decisions as to whether to tender their senior notes and provide the related consents.

The tender offer and solicitation are not being made to holders of senior notes in any jurisdiction in which the making of or acceptance of the tender offer or consent solicitation would not be in compliance with the laws of such jurisdiction.  The Company expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation.  This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the senior notes.

Neiman Marcus, Inc. is the parent of The Neiman Marcus Group, Inc.  Neiman Marcus operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Last Call and Bergdorf

Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow, Last Call and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information,” including statements related to the tender offer and the solicitation, including the expiration date, the consent time and possible completion of the tender offer and solicitation and our contemplated senior secured term loan facility restatement and amendment. These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: prevailing interest rates and conditions in the market for bank credit, political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

####